Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Nathan Annis	Wendy Watkins
(507) 437-5248	(507) 437-5345
npannis@hormel.com	media@hormel.com

HORMEL FOODS ACHIEVES RECORD SECOND QUARTER RESULTS AND RAISES FISCAL 2016 GUIDANCE

AUSTIN, Minn. (May 18, 2016) – Hormel Foods Corporation (NYSE: HRL) today reported record performance for the fiscal year 2016 second quarter.

All comparisons are to the second quarter of fiscal 2015.  All earnings per share measures have been adjusted to reflect the two-for-one stock split distributed on February 9, 2016.

SUMMARY

•                 Record diluted earnings per share of $0.40, up 21 percent from $0.33 per share.

•                 Dollar sales of $2.3 billion, up 1 percent; volume down 1 percent.

♦            Grocery Products operating profit up 21 percent; volume down 1 percent; dollar sales up 1 percent.

•                 Refrigerated Foods operating profit up 13 percent; volume up 3 percent; dollar sales up 7 percent.

•                 Jennie-O Turkey Store operating profit up 20 percent; volume down 5 percent; dollar sales down 4 percent.

•                 Specialty Foods operating profit up 74 percent; volume down 2 percent; dollar sales down 5 percent.

•                 International & Other operating profit down 33 percent; volume down 13 percent; dollar sales down 17 percent.

The company reported fiscal 2016 second quarter record net earnings of $215.4 million, up 20 percent from net earnings of $180.2 million last year.  Diluted earnings per share for the quarter were $0.40, up 21 percent from $0.33 last year.  Sales for the quarter were $2.3 billion, up 1 percent from last year.

COMMENTARY

“Hormel Foods delivered strong results this quarter, our twelfth consecutive quarter of record earnings, with four of five segments achieving double-digit increases in operating profits,” said Jeffrey M. Ettinger, chairman of the board and chief executive officer. “Excellent results in Refrigerated Foods and Grocery Products were driven by favorable pork operating margins and solid growth posted by value-added products such as HORMEL® NATURAL CHOICE® meats, HORMEL® pepperoni, HORMEL GATHERINGS® party trays, SKIPPY® peanut butter, HORMEL® chili and WHOLLY GUACAMOLE® dips.  Specialty Foods has significantly enhanced its margin delivery through efficiency gains and increased branded sales, and continues to focus on innovation, highlighted by the recent launch of MUSCLE MILK® protein smoothies.  Specialty Foods also finalized the sale of Diamond Crystal Brands in May,” commented Ettinger.  “Jennie-O Turkey Store generated an impressive earnings performance despite lingering effects of turkey supply constraints, while International was challenged by weak exports and high pork costs in China.”

SEGMENT OPERATING HIGHLIGHTS – SECOND QUARTER

Grocery Products (17% of Net Sales, 20% of Total Segment Operating Profit)

Grocery Products segment profit increased 21 percent on favorable raw material costs and improved plant efficiencies.  Sales increased 1 percent with growth from SKIPPY® peanut butter and HORMEL® chili offsetting decreases in our chunk meats business.

Refrigerated Foods (48% of Net Sales, 38% of Total Segment Operating Profit)

Segment profit for Refrigerated Foods increased 13 percent driven by strong pork operating margins, the addition of the Applegate business, and growth in many of our value-added products.  Including Applegate, sales were up 7 percent led by foodservice sales of OLD SMOKEHOUSE® bacon and HORMEL® FIRE BRAISED™ meats and increased retail sales of HORMEL® NATURAL CHOICE® meats and HORMEL® pepperoni.

Jennie-O Turkey Store (18% of Net Sales, 27% of Total Segment Operating Profit)

Jennie-O Turkey Store segment profit increased 20 percent on improved product mix and favorable input costs.  Sales decreased 4 percent reflecting volume shortfalls from the impact of highly pathogenic avian influenza in fiscal 2015.

Specialty Foods (12% of Net Sales, 11% of Total Segment Operating Profit)

Specialty Foods delivered a 74 percent increase in segment profit.  Results were driven by lower input costs, a favorable comparison to the plant closure in the prior year, and operational synergies captured within the CytoSport and Century Foods supply chain.  Dollar sales decreased 5 percent as increased sales of MUSCLE MILK® protein products were not able to offset reduced contract packaging sales.

International & Other (5% of Net Sales, 4% of Total Segment Operating Profit)

International segment profit declined 33 percent and sales declined 17 percent.  Results were impacted by high pork input costs in China and soft demand for our U.S. export products.

OUTLOOK

“We are raising our fiscal 2016 earnings guidance range from $1.50 to $1.56 per share to $1.56 to $1.60 per share based on strong second quarter results and continued expectations for growth in the back half of the year,” stated James P. Snee, president and chief operating officer.

“We look for Refrigerated Foods and Grocery Products to continue driving earnings increases through growth in value-added products combined with favorable input costs,” stated Snee.  “Jennie-O Turkey Store is well-positioned to drive sales and earnings growth as turkey production has returned to normalized levels.”

“Specialty Foods will continue to deliver increased sales of MUSCLE MILK® protein products but may not show year-over-year increases in segment sales and earnings as a result of the divestiture of Diamond Crystal Brands,” added Snee. “We expect International to return to growth in the back half of fiscal 2016 led by export sales of our SPAM® family of products and SKIPPY® peanut butter.”

“Today we announced that we have entered into a definitive agreement to acquire Justin’s, LLC, owner of the JUSTIN’S® brand and a pioneer in nut butter-based snacking,” stated Snee.  “We are excited to work together with the Justin’s team to bring these great natural and organic products to even more consumers, leveraging key Hormel Foods resources to drive continued innovation and growth to this on-trend category.”

DIVIDENDS

Effective May 16, 2016, the company paid its 351st consecutive quarterly dividend, at the annual rate of $0.58.

CONFERENCE CALL

A conference call will be webcast at 7:00 a.m. CT on Wednesday, May 18, 2016. Access is available at www.hormelfoods.com. The call will also be available via telephone by dialing 800-346-0976 and providing the access code 2194984. An audio replay is available by going to https://jsp.premiereglobal.com/webrsvp and entering the access code 2194984. The webcast replay will be available at 10:00 a.m. CT, Wednesday, May 18, 2016, and will remain on our website for one year.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. Hormel Foods, which leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace, will celebrate its 125th anniversary in 2016. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P 500 Dividend Aristocrats, and was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the eighth year in a row. Hormel Foods also received a perfect score on the 2016 Human Rights Campaign Foundation’s Corporate Equality Index, was recognized on the 2016 Best for Vets Employers List by Military Times, and was named one of the 2016 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com and http://2014csr.hormelfoods.com/.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 30 - 35 in the company’s Form 10-Q for the fiscal quarter ended January 24, 2016, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2016 Second Quarter Segment Operating Results (dollars in thousands)

	SECOND QUARTER – 13 WEEKS ENDED

NET SALES	April 24, 2016	April 26, 2015	% Change
Grocery Products	$401,472	$397,265	1.1
Refrigerated Foods	1,092,479	1,022,511	6.8
Jennie-O Turkey Store	423,540	438,912	(3.5)
Specialty Foods	272,484	287,424	(5.2)
International & Other	110,260	133,233	(17.2)
Total	$2,300,235	$2,279,345	0.9

OPERATING PROFIT
Grocery Products	$ 67,110	$55,327	21.3
Refrigerated Foods	130,002	114,837	13.2
Jennie-O Turkey Store	89,678	74,596	20.2
Specialty Foods	36,853	21,144	74.3
International & Other	14,244	21,383	(33.4)
Total segment operating profit	337,887	287,287	17.6
Net interest and investment (income) expense	(380)	1,966	(119.3)
General corporate expense	14,057	9,824	43.1
Noncontrolling interest	(13)	234	(105.6)
Earnings before income taxes	$324,197	$275,731	17.6

	YEAR TO DATE – 26 WEEKS ENDED

NET SALES	April 24, 2016	April 26, 2015	% Change
Grocery Products	$793,690	$807,016	(1.7)
Refrigerated Foods	2,254,600	2,166,726	4.1
Jennie-O Turkey Store	795,606	878,931	(9.5)
Specialty Foods	510,263	550,698	(7.3)
International & Other	238,748	271,047	(11.9)
Total	$4,592,907	$4,674,418	(1.7)

OPERATING PROFIT
Grocery Products	$132,383	$96,702	36.9
Refrigerated Foods	296,910	215,989	37.5
Jennie-O Turkey Store	180,981	167,616	8.0
Specialty Foods	63,646	39,720	60.2
International & Other	38,531	35,767	7.7
Total segment operating profit	712,451	555,794	28.2
Net interest and investment expense (income)	4,990	3,895	28.1
General corporate expense	29,189	13,077	123.2
Noncontrolling interest	93	946	(90.2)
Earnings before income taxes	$678,365	$539,768	25.7

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	April 24, 2016	April 26, 2015*	April 24, 2016	April 26, 2015*
Net sales	$2,300,235	$2,279,345	$4,592,907	$4,674,418

Cost of products sold	1,773,876	1,819,789	3,508,537	3,770,257

GROSS PROFIT	526,359	459,556	1,084,370	904,161

Selling, general and administrative	211,144	189,733	421,092	370,032
Goodwill impairment charge	991	-	991	-
Equity in earnings of affiliates	9,593	7,874	21,068	9,534

OPERATING INCOME	323,817	277,697	683,355	543,663

Other income & expenses:
Interest & investment income (expense)	3,409	1,117	1,446	2,266
Interest expense	(3,029)	(3,083)	(6,436)	(6,161)

EARNINGS BEFORE INCOME TAXES	324,197	275,731	678,365	539,768

Provision for income taxes	108,813	95,296	227,814	186,903
(effective tax rate)	33.56%	34.56%	33.58%	34.63%

NET EARNINGS	215,384	180,435	450,551	352,865
Less: net (loss) earnings attributable to noncontrolling interest	(13)	234	93	946
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$215,397	$180,201	$450,458	$351,919

NET EARNINGS PER SHARE
Basic	$0.41	$0.34	$0.85	$0.67
Diluted	$0.40	$0.33	$0.83	$0.65

WEIGHTED AVG. SHARES OUTSTANDING
Basic	529,898	528,056	529,380	527,704
Diluted	543,769	540,888	543,253	540,505

DIVIDENDS DECLARED PER SHARE	$0.145	$0.125	$0.29	$0.25

* Shares and per share figures have been restated to give effect to the two-for-one stock split distributed on February 9, 2016.

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands)

	April 24, 2016	October 25, 2015
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$379,881	$347,239
Accounts receivable	548,497	605,689
Inventories	1,027,440	993,265
Income taxes receivable	-	6,132
Deferred income taxes	-	86,902
Prepaid expenses	13,908	14,383
Other current assets	5,356	9,422

TOTAL CURRENT ASSETS	1,975,082	2,063,032

DEFERRED INCOME TAXES	23,164	-

INTANGIBLES	2,521,500	2,526,703

OTHER ASSETS	541,669	538,357

PROPERTY, PLANT & EQUIPMENT, NET	1,048,930	1,011,739

TOTAL ASSETS	$6,110,345	$6,139,831

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

CURRENT LIABILITIES
Short-term debt	$-	$185,000
Current liabilities excluding debt	937,384	1,029,025

TOTAL CURRENT LIABILITIES	937,384	1,214,025

LONG-TERM DEBT – LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	613,322	674,413

SHAREHOLDERS’ INVESTMENT	4,309,639	4,001,393

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$6,110,345	$6,139,831

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (In thousands)

	Twenty-Six Weeks Ended
	April 24, 2016	April 26, 2015

OPERATING ACTIVITIES
Net earnings	$450,551	$352,865
Depreciation and amortization of intangibles	63,908	65,727
Goodwill impairment charge	991	-
(Increase) decrease in working capital	(74,829)	17,477
Other	(31,486)	9,668
NET CASH PROVIDED BY OPERATING ACTIVITIES	409,135	445,737

INVESTING ACTIVITIES
Net purchases of property/equipment	(97,143)	(43,934)
Decrease in investments, equity in affiliates, and other assets	12,178	5,379
NET CASH USED IN INVESTING ACTIVITIES	(84,965)	(38,555)

FINANCING ACTIVITIES
Principal payments on short-term debt	(185,000)	-
Dividends paid on common stock	(142,878)	(118,715)
Share repurchase	(6,358)	-
Other	44,826	3,476
NET CASH USED IN FINANCING ACTIVITIES	(289,410)	(115,239)
Effect of exchange rate changes on cash	(2,118)	(1,722)
INCREASE IN CASH AND CASH EQUIVALENTS	32,642	290,221
Cash and cash equivalents at beginning of year	347,239	334,174
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$379,881	$624,395